UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G


                 Under the Securities Exchange Act of 1934


                           Cabot Industrial Trust
                              (Name of Issuer)


                                Common Stock
                       (Title of Class of Securities)

                                 127072106
                               (CUSIP Number)

                              February 4, 1998
          (Date of Event Which Requires Filing of this Statement)

                        Check the appropriate box to
                       designate the rule pursuant to
                       which this Schedule is filed:

                              |_|Rule 13d-1(b)
                              |_|Rule 13d-1(c)
                              |X|Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 127072106               13G                    Page 2 of 11 Pages

-------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)
       (entities only)

       Argo Partnership II, L.P.
       13-3859773
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY

-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,586,484
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,586,484
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,586,484
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.5%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

CUSIP No. 127072106               13G                    Page 3 of 11 Pages

-------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)
       (entities only)

       Argo II Management Company, L.P.
       13-3879099
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY

-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,586,484
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,586,484
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,586,484
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.5%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

CUSIP No. 127072106               13G                    Page 4 of 11 Pages

-------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)
       (entities only)

       O'Connor Capital Partners II, L.P.
       13-3879097
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY

-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,586,484
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,586,484
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,586,484
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.5%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

CUSIP No. 127072106               13G                    Page 5 of 11 Pages

-------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)
       (entities only)

       O'Connor Capital II Incorporated
       13-3879096
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY

-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,586,484
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,586,484
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,586,484
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.5%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

CUSIP No. 127072106               13G                    Page 6 of 11 Pages

-------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)
       (entities only)

       J.W. O'Connor & Co. Incorporated
       13-3165788
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY

-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,586,484
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,586,484
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,586,484
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.5%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------

CUSIP No. 127072106               13G                    Page 7 of 11 Pages

-------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)
       (entities only)

       Jeremiah W. O'Connor, Jr.
-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3.  SEC USE ONLY

-------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
-------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            1,586,484
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             1,586,484
                  -------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,586,484
-------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       8.5%
-------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION

                                SCHEDULE 13G

Item 1.

          This Statement on Schedule 13G (the "Statement") relates to the common stock, par value $0.01 per share (the "Common Stock"), of Cabot Industrial Trust, a Maryland real estate investment trust (the "Company"). The principal executive offices of the Company are located at Two Center Plaza, Suite 200, Boston, MA 02108.


Item 2.

          This Statement is filed by Argo Partnership II, L.P. ("Argo"), a Delaware limited partnership; Argo II Management Company, L.P. ("AMC"), a Delaware limited partnership and the general partner of Argo; O'Connor Capital Partners II, L.P. ("OCP"), a Delaware limited partnership and the general partner of AMC; O'Connor Capital II Incorporated ("OCI"), a Delaware corporation and the general partner of OCP; J.W. O'Connor and Co. Incorporated ("OCINC"), a Delaware corporation and the owner of all the outstanding capital stock of OCI; and Jeremiah W. O'Connor, Jr., the owner of a majority of the outstanding capital stock of OCINC (collectively, the "Reporting Persons"). The principal business office of each of the Reporting Persons is located at 399 Park Avenue, New York, New York 10022.


Item 3.  Not Applicable.


Item 4.  Ownership.

          For information regarding the aggregate number of shares of Common Stock and the percentage of the outstanding Common Stock beneficially owned by each Reporting Person, see pages 2 through 7 of this Statement.


Item 5.  Ownership of Five Percent or Less of a Class.


          Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another
Person.

          Not applicable.


Item 7.  Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent
            Holding Company.

            Not applicable.


Item 8.  Identification and Classification of Members of the Group.

            Not applicable.

Item 9.  Notice of Dissolution of the Group.

          Not applicable.


Item 10.  Certification.

          Not applicable.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 2, 1999


                              ARGO PARTNERSHIP II, L.P.,

                              By:  ARGO II MANAGEMENT COMPANY, L.P.,
                                   its General Partner,

                              By:  O'CONNOR CAPITAL PARTNERS II, L.P.,
                                   its General Partner,

                              By:  O'CONNOR CAPITAL II INCORPORATED,
                                   its General Partner,

                              By:  /s/ Jeremiah W. O'Connor, Jr.
                                   -------------------------------
                                   Name:  Jeremiah W. O'Connor, Jr.
                                   Title: Chairman and Chief Executive
                                          Officer


                              ARGO II MANAGEMENT COMPANY, L.P.,

                              By:  O'CONNOR CAPITAL PARTNERS II, L.P.,
                                   its General Partner,

                              By:  O'CONNOR CAPITAL II INCORPORATED,
                                   its General Partner,

                              By:  /s/ Jeremiah W. O'Connor, Jr.
                                   --------------------------------
                                   Name:  Jeremiah W. O'Connor, Jr.
                                   Title: Chairman and Chief Executive
                                          Officer


                              O'CONNOR CAPITAL PARTNERS II, L.P.,

                              By:  O'CONNOR CAPITAL II INCORPORATED,
                                   its General Partner,

                              By:  /s/ Jeremiah W. O'Connor, Jr.
                                   --------------------------------
                                   Name:  Jeremiah W. O'Connor, Jr.
                                   Title: Chairman and Chief Executive
                                          Officer


                              O'CONNOR CAPITAL II INCORPORATED,

                              By:  /s/ Jeremiah W. O'Connor, Jr.
                                   --------------------------------
                                   Name:  Jeremiah W. O'Connor, Jr.
                                   Title: Chairman and Chief Executive
                                          Officer

                              J.W. O'CONNOR & CO. INCORPORATED,

                              By:  /s/ Jeremiah W. O'Connor, Jr.
                                   --------------------------------
                                   Name:  Jeremiah W. O'Connor, Jr.
                                   Title: Chairman and Chief Executive
                                          Officer


                              /s/ Jeremiah W. O'Connor, Jr.
                              -------------------------------------
                              Jeremiah W. O'Connor, Jr.